Exhibit 23.1

CONSENT OF INDEPENDENT EXPERTS

The Board of Directors
James River Coal Company

Marshall Miller & Associates, Inc. hereby consents to the use in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the incorporation by reference into the Company’s Registration Statements on Form S-3 (No. 333-129970) and Form S-8 (No. 333-126860) of the information contained in our reports, for James River Coal Company, dated July 22, 2004, and for Triad Mining, Inc. and subsidiary, dated April 29, 2005 and April ll, 2006, setting forth the estimates of the Company’s (as of March 31, 2004) and Triad’s (as of February 1, 2005 and April 11, 2006) coal reserves, and to the references to our firm under the heading “Experts” in the registration statements.

Marshall Miller & Associates, Inc.

By: /s/ John E. Feddock
Name: John E. Feddock, P.E.
Title: Senior Vice President

March 15, 2007